Exhibit 99.1

News Release
Contacts: Dana Ripley Media (612) 303-3167	Jennifer Thompson Investors/Analysts (612) 303-0778

U.S. BANCORP REPORTS THIRD QUARTER 2016 EARNINGS

Record Earnings Per Diluted Common Share of $0.84

Return on average assets of 1.36 percent and average common equity of 13.5 percent

Returned 79 percent of third quarter earnings to shareholders

MINNEAPOLIS, October 19, 2016 — U.S. Bancorp (NYSE: USB) today reported net income of $1,502 million for the third quarter of 2016, or $0.84 per diluted common share, compared with $1,489 million, or $0.81 per diluted common share, in the third quarter of 2015.

Highlights for the third quarter of 2016 included:

➢	Industry-leading return on average assets of 1.36 percent, return on average common equity of 13.5 percent and efficiency ratio of 54.5 percent

➢	Returned 79 percent of third quarter earnings to shareholders through dividends and share buybacks

➢	Average total loans grew 1.1 percent on a linked quarter basis and 7.6 percent over the third quarter of 2015 (6.4 percent year-over-year, excluding the credit card portfolio acquisition at the end of the fourth quarter of 2015 and student loans, which were transferred from held for sale to held for investment in the third quarter of 2015)

➢	Average total deposits grew 3.6 percent on a linked quarter basis and 10.0 percent over the third quarter of 2015

➢	Net interest income (taxable-equivalent basis) grew 1.6 percent on a linked quarter basis and 4.3 percent year-over-year

¡	Average earning assets grew 2.2 percent on a linked quarter basis and 6.6 percent year-over-year

¡

Net interest margin of 2.98 percent for the third quarter of 2016, impacted by higher average cash balances, was down 4 basis points from 3.02 percent in the second quarter of 2016, and down 6 basis points from 3.04 percent in the third quarter of 2015

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

➢	Mortgage banking revenue increased 31.9 percent linked quarter and 40.2 percent year-over-year driven by strong refinancing activities due to lower longer-term interest rates during the third quarter of 2016

➢	Credit quality was relatively stable

¡	Nonperforming assets and net charge-offs decreased slightly on a linked quarter basis

➢	Strong capital position. At September 30, 2016, the estimated common equity tier 1 capital to risk-weighted assets ratio was 9.3 percent using the Basel III fully implemented standardized approach and was 12.1 percent using the Basel III fully implemented advanced approaches method

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)	3Q 2016	2Q 2016	3Q 2015	Percent Change 3Q16 vs 2Q16	Percent Change 3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change

Net income attributable to U.S. Bancorp	$1,502	$1,522	$1,489	(1.3)	.9	$4,410	$4,403	.2
Diluted earnings per common share	$.84	$.83	$.81	1.2	3.7	$2.43	$2.36	3.0

Return on average assets (%)	1.36	1.43	1.44			1.37	1.45
Return on average common equity (%)	13.5	13.8	14.1			13.4	14.1
Net interest margin (%)	2.98	3.02	3.04			3.02	3.05
Efficiency ratio (%) (a)	54.5	54.9	53.9			54.7	53.8
Tangible efficiency ratio (%) (a)	53.7	54.1	53.1			53.8	53.0

Dividends declared per common share	$.280	$.255	$.255	9.8	9.8	$.790	$.755	4.6
Book value per common share (period end)	$24.78	$24.37	$22.99	1.7	7.8

(a)    Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses), and for tangible efficiency ratio, intangible amortization.

Net income attributable to U.S. Bancorp was $1,502 million for the third quarter of 2016, 0.9 percent higher than the $1,489 million for the third quarter of 2015, and 1.3 percent lower than the $1,522 million for the second quarter of 2016. Diluted earnings per common share were $0.84 in the third quarter of 2016, $0.03 higher than the third quarter of 2015 and $0.01 higher than the second quarter of 2016. The increase in net income year-over-year was principally due to total net revenue growth, including an increase in net interest income of 4.3 percent on a taxable-equivalent basis (4.5 percent as reported on a GAAP basis), mainly a result of loan growth, and noninterest income growth of 5.1 percent, driven by higher mortgage banking revenue, trust and investment management fees, and credit and debit card revenue. This increase

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

was partially offset by higher noninterest expense related to increased compensation expense due to merit increases and higher variable compensation expense along with hiring to support business growth and compliance programs, increased technology and communications expense reflecting capital investments, continued brand marketing, and higher other noninterest expense, which includes a special FDIC surcharge that began in the third quarter of 2016. The decrease in net income on a linked quarter basis was primarily driven by a 4.2 percent decrease in noninterest income partially offset by a 2.0 percent decrease in noninterest expense, both of which were impacted by notable items in the prior quarter including a $180 million Visa gain in noninterest income and $150 million in noninterest expense related to litigation accruals and a charitable contribution. Excluding the notable items from the second quarter of 2016, the increase in net income on a linked quarter basis was principally due to total net revenue growth of 2.3 percent reflecting an increase in net interest income of 1.6 percent on a taxable-equivalent basis (1.7 percent as reported on a GAAP basis) and noninterest income of 3.1 percent driven by mortgage banking and payment services revenue, partially offset by higher noninterest expense of 3.1 percent related to increased compensation expense, impacted by an additional business day in the current quarter compared with the previous quarter and increased staffing, and other noninterest expense reflecting seasonally higher costs related to investments in tax-advantaged projects and the FDIC surcharge.

U.S. Bancorp Chairman and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp reported solid, industry-leading financial results in the third quarter. The banking industry continues to face steady headwinds, including persistently low interest rates, a flat yield curve, and a slow economic recovery that caused some commercial customers to pause investments in their businesses during the quarter. Despite the operating environment, we announced record earnings per share and solid revenue growth, particularly within our fee-based businesses. The continuing momentum in consumer lending led to growth in net interest income despite a decline in net interest margin. Fee-based revenues grew year over year across most categories including payments, mortgage banking and wealth management while capital markets continued to have solid performance in the third quarter. We remain confident in our ability to generate consistent, predictable and repeatable industry-leading financial results because of our diversified business model and the execution of our strategy.

“In this challenging operating environment, we remain focused on doing the right thing for our customers, our communities and our shareholders, and investing in our businesses in order to create value over the long-term. For customers who are looking to establish a relationship with a trusted financial institution, we continue to enhance offerings and business processes to provide convenient, accessible and

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

affordable products and services to meet their unique objectives. For our communities, we achieved record-breaking results in our annual employee giving campaign. Every year, our employees choose to invest their time, talents and resources generously in the communities where we operate to make them more vibrant and prosperous. I am extremely proud of our 67,000 employees who work hard every day to create value for our customers, communities, and shareholders.

“And for our shareholders, our financial performance has enabled us to return 79 percent of our third quarter earnings to shareholders through dividends and share buybacks. We accomplished all this while strengthening the U.S. Bank brand and positioning the company for long-term growth.”

INCOME STATEMENT HIGHLIGHTS								Table 2
($ in millions, except per-share data)				Percent Change 3Q16 vs 2Q16	Percent Change 3Q16 vs 3Q15
	3Q 2016	2Q 2016	3Q 2015			YTD 2016	YTD 2015	Percent Change

Net interest income	$2,893	$2,845	$2,768	1.7	4.5	$8,573	$8,182	4.8
Taxable-equivalent adjustment	50	51	53	(2.0)	(5.7)	154	161	(4.3)

Net interest income (taxable-equivalent basis)	2,943	2,896	2,821	1.6	4.3	8,727	8,343	4.6
Noninterest income	2,445	2,552	2,326	(4.2)	5.1	7,146	6,752	5.8

Total net revenue	5,388	5,448	5,147	(1.1)	4.7	15,873	15,095	5.2
Noninterest expense	2,931	2,992	2,775	(2.0)	5.6	8,672	8,122	6.8

Income before provision and income taxes	2,457	2,456	2,372	—	3.6	7,201	6,973	3.3
Provision for credit losses	325	327	282	(.6)	15.2	982	827	18.7

Income before taxes	2,132	2,129	2,090	.1	2.0	6,219	6,146	1.2
Income taxes and taxable-equivalent adjustment	616	593	587	3.9	4.9	1,766	1,702	3.8

Net income	1,516	1,536	1,503	(1.3)	.9	4,453	4,444	.2
Net (income) loss attributable to noncontrolling interests	(14)	(14)	(14)	—	—	(43)	(41)	(4.9)

Net income attributable to U.S. Bancorp	$1,502	$1,522	$1,489	(1.3)	.9	$4,410	$4,403	.2

Net income applicable to U.S. Bancorp common shareholders	$1,434	$1,435	$1,422	(.1)	.8	$4,198	$4,204	(.1)

Diluted earnings per common share	$.84	$.83	$.81	1.2	3.7	$2.43	$2.36	3.0

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)	3Q 2016	2Q 2016	3Q 2015	Change 3Q16 vs 2Q16	Change 3Q16 vs 3Q15	YTD 2016	YTD 2015	Change

Components of net interest income
Income on earning assets	$3,371	$3,305	$3,171	$66	$200	$9,951	$9,410	$541
Expense on interest-bearing liabilities	428	409	350	19	78	1,224	1,067	157

Net interest income	$2,943	$2,896	$2,821	$47	$122	$8,727	$8,343	$384

Average yields and rates paid
Earning assets yield	3.41%	3.44%	3.42%	(.03)%	(.01)%	3.44%	3.44%	.00%
Rate paid on interest-bearing liabilities	.59	.58	.52	.01	.07	.57	.53	.04

Gross interest margin	2.82%	2.86%	2.90%	(.04)%	(.08)%	2.87%	2.91%	(.04)%

Net interest margin	2.98%	3.02%	3.04%	(.04)%	(.06)%	3.02%	3.05%	(.03)%

Average balances
Investment securities (a)	$108,109	$107,132	$103,943	$977	$4,166	$107,095	$102,361	$4,734
Loans	269,637	266,582	250,536	3,055	19,101	266,179	248,358	17,821
Earning assets	393,783	385,368	369,265	8,415	24,518	385,816	365,543	20,273
Interest-bearing liabilities	290,331	285,796	269,479	4,535	20,852	285,233	269,317	15,916

(a) Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the third quarter of 2016 was $2,943 million, an increase of $122 million (4.3 percent) over the third quarter of 2015. The increase was driven by loan growth and higher interest rates, partially offset by the loan portfolio mix and lower yields in the investment portfolio. Average earning assets were $24.5 billion (6.6 percent) higher than the third quarter of 2015, driven by increases of $19.1 billion (7.6 percent) in average total loans and $4.2 billion (4.0 percent) in average investment securities. Net interest income on a taxable-equivalent basis increased $47 million (1.6 percent) linked quarter, primarily due to growth in average total loans, partially offset by lower reinvestment yields in the investment securities portfolio and higher average cash balances in the third quarter of 2016. Average earning assets were $8.4 billion (2.2 percent) higher on a linked quarter basis, reflecting growth in total loans of $3.1 billion (1.1 percent) and higher average cash balances.

The net interest margin in the third quarter of 2016 was 2.98 percent, compared with 3.04 percent in the third quarter of 2015, and 3.02 percent in the second quarter of 2016. The decrease in the net interest margin on a year-over-year basis was principally due to increased funding costs and higher average cash balances,

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

along with securities purchases at lower average rates and lower reinvestment rates on maturing securities, partially offset by higher rates on new loans. On a linked quarter basis, the decrease in net interest margin primarily reflected higher average cash balances as well as lower average rates on new securities purchases and lower reinvestment rates on maturing securities, partially offset by the benefit of somewhat higher LIBOR rates for loans during the quarter.

Investment Securities

Average investment securities in the third quarter of 2016 were $4.2 billion (4.0 percent) higher year-over-year and $1.0 billion (0.9 percent) higher than the prior quarter. These increases were primarily due to purchases of U.S. Treasury and U.S. government agency-backed securities, net of prepayments and maturities, to support regulatory liquidity coverage ratio requirements.

AVERAGE LOANS								Table 4
($ in millions)	3Q 2016	2Q 2016	3Q 2015	Percent Change 3Q16 vs 2Q16	Percent Change 3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change

Commercial	$87,067	$86,899	$79,486	.2	9.5	$86,186	$77,880	10.7
Lease financing	5,302	5,255	5,218	.9	1.6	5,265	5,287	(.4)

Total commercial	92,369	92,154	84,704	.2	9.0	91,451	83,167	10.0

Commercial mortgages	31,888	31,950	32,083	(.2)	(.6)	31,891	32,563	(2.1)
Construction and development	11,486	11,038	10,233	4.1	12.2	11,031	9,913	11.3

Total commercial real estate	43,374	42,988	42,316	.9	2.5	42,922	42,476	1.1

Residential mortgages	56,284	55,501	51,831	1.4	8.6	55,334	51,458	7.5

Credit card	20,628	20,140	17,944	2.4	15.0	20,339	17,794	14.3

Retail leasing	5,773	5,326	5,480	8.4	5.3	5,427	5,663	(4.2)
Home equity and second mortgages	16,470	16,394	16,083	.5	2.4	16,411	15,980	2.7
Other	30,608	29,748	27,286	2.9	12.2	29,971	26,768	12.0

Total other retail	52,851	51,468	48,849	2.7	8.2	51,809	48,411	7.0

Total loans, excluding covered loans	265,506	262,251	245,644	1.2	8.1	261,855	243,306	7.6

Covered loans	4,131	4,331	4,892	(4.6)	(15.6)	4,324	5,052	(14.4)

Total loans	$269,637	$266,582	$250,536	1.1	7.6	$266,179	$248,358	7.2

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

Loans

Average total loans were $19.1 billion (7.6 percent) higher in the third quarter of 2016 than the third quarter of 2015 (6.4 percent excluding student loans and the credit card portfolio acquisition). The increase was driven by growth in total commercial loans (9.0 percent), residential mortgages (8.6 percent), total other retail loans (8.2 percent, 5.2 percent excluding student loans), and credit card loans (15.0 percent, 5.9 percent excluding the credit card portfolio acquisition). These increases were partially offset by a decline in the run-off covered loans portfolio (15.6 percent). Average total loans were $3.1 billion (1.1 percent) higher in the third quarter of 2016 than the second quarter of 2016. The increase was driven by linked quarter growth in credit card loans (2.4 percent), residential mortgages (1.4 percent), and total other retail loans (2.7 percent).

AVERAGE DEPOSITS								Table 5
($ in millions)	3Q 2016	2Q 2016	3Q 2015	Percent Change 3Q16 vs 2Q16	Percent Change 3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change

Noninterest-bearing deposits	$82,021	$79,171	$80,940	3.6	1.3	$79,928	$77,623	3.0
Interest-bearing savings deposits
Interest checking	63,456	60,842	56,888	4.3	11.5	60,746	55,592	9.3
Money market savings	99,921	92,904	80,338	7.6	24.4	93,121	78,065	19.3
Savings accounts	40,695	40,258	37,480	1.1	8.6	40,070	36,866	8.7

Total of savings deposits	204,072	194,004	174,706	5.2	16.8	193,937	170,523	13.7
Time deposits	32,455	34,211	34,046	(5.1)	(4.7)	33,447	36,527	(8.4)

Total interest-bearing deposits	236,527	228,215	208,752	3.6	13.3	227,384	207,050	9.8

Total deposits	$318,548	$307,386	$289,692	3.6	10.0	$307,312	$284,673	8.0

Deposits

Average total deposits for the third quarter of 2016 were $28.9 billion (10.0 percent) higher than the third quarter of 2015. Average noninterest-bearing deposits increased $1.1 billion (1.3 percent) year-over-year, mainly in Consumer and Small Business Banking, partially offset by a decline in deposits within Wealth Management and Securities Services. Average total savings deposits were $29.4 billion (16.8 percent) higher year-over-year, the result of growth across all business lines. Average time deposits were $1.6 billion (4.7 percent) lower than the prior year quarter. Changes in time deposits are largely related to

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

those deposits managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $11.2 billion (3.6 percent) over the second quarter of 2016. On a linked quarter basis, average noninterest-bearing deposits increased $2.9 billion (3.6 percent) and average total savings deposits increased $10.1 billion (5.2 percent) reflecting increases across all business lines. Average time deposits, which are managed based on funding needs, relative pricing, and liquidity characteristics, decreased $1.8 billion (5.1 percent) on a linked quarter basis.

NONINTEREST INCOME								Table 6
($ in millions)	3Q 2016	2Q 2016	3Q 2015	Percent Change 3Q16 vs 2Q16	Percent Change 3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change

Credit and debit card revenue	$299	$296	$269	1.0	11.2	$861	$776	11.0
Corporate payment products revenue	190	181	190	5.0	—	541	538	.6
Merchant processing services	412	403	400	2.2	3.0	1,188	1,154	2.9
ATM processing services	87	84	81	3.6	7.4	251	239	5.0
Trust and investment management fees	362	358	329	1.1	10.0	1,059	985	7.5
Deposit service charges	192	179	185	7.3	3.8	539	520	3.7
Treasury management fees	147	147	143	—	2.8	436	422	3.3
Commercial products revenue	219	238	231	(8.0)	(5.2)	654	645	1.4
Mortgage banking revenue	314	238	224	31.9	40.2	739	695	6.3
Investment products fees	41	39	46	5.1	(10.9)	120	141	(14.9)
Securities gains (losses), net	10	3	(1)	nm	nm	16	(1)	nm
Other	172	386	229	(55.4)	(24.9)	742	638	16.3

Total noninterest income	$2,445	$2,552	$2,326	(4.2)	5.1	$7,146	$6,752	5.8

Noninterest Income

Third quarter noninterest income was $2,445 million, which was $119 million (5.1 percent) higher than the third quarter of 2015, reflecting increases in mortgage banking revenue, trust and investment management fees, credit and debit card revenue, and merchant processing services revenue, partially offset by declines in commercial products revenue and other noninterest income. Mortgage banking revenue increased $90 million (40.2 percent) driven by higher origination and sales volume in part due to refinancing activities in the marketplace. Trust and investment management fees increased $33 million (10.0 percent) reflecting lower money market fee waivers along with account growth, an increase in assets under

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

management and improved market conditions. Credit and debit card revenue increased $30 million (11.2 percent) reflecting higher transaction volumes including acquired portfolios. Merchant processing services revenue increased $12 million (3.0 percent) as a result of an increase in product fees and higher volumes. Adjusted for the approximate $9 million impact of foreign currency rate changes, year-over-year merchant processing services revenue increased approximately 5.3 percent. Commercial products revenue decreased $12 million (5.2 percent), primarily driven by a large syndication transaction in the prior year.

Noninterest income was $107 million (4.2 percent) lower in the third quarter of 2016 than the second quarter of 2016. Excluding the impact of the second quarter 2016 notable item ($180 million of equity investment income, primarily the result of our membership in Visa Europe Limited which was sold to Visa, Inc. in the second quarter), noninterest income increased 3.1 percent principally driven by higher mortgage banking revenue, payment services revenue and deposit service charges. Mortgage banking revenue increased $76 million (31.9 percent) reflecting higher origination and sales volumes impacted by stronger refinancing activities along with a favorable change in the valuation of mortgage servicing rights, net of hedging activities. Deposit service charges increased $13 million (7.3 percent), corporate payment products revenue was seasonally higher by $9 million (5.0 percent) and merchant processing services revenue increased $9 million (2.2 percent) due to seasonally higher transaction volumes. Adjusted for the approximate $5 million impact of foreign currency rate changes, linked quarter merchant processing services revenue increased approximately 3.5 percent. Commercial products revenue decreased $19 million (8.0 percent) primarily due to higher capital markets volume in the prior quarter as a result of market volatility in the second quarter of 2016. Excluding the second quarter notable item, other noninterest income decreased $34 million (16.5 percent) primarily due to lower retail leasing revenue reflecting lower end-of-term gains on auto leases.

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

NONINTEREST EXPENSE								Table 7
($ in millions)	3Q 2016	2Q 2016	3Q 2015	Percent Change 3Q16 vs 2Q16	Percent Change 3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change

Compensation	$1,329	$1,277	$1,225	4.1	8.5	$3,855	$3,600	7.1
Employee benefits	280	278	285	.7	(1.8)	858	895	(4.1)
Net occupancy and equipment	250	243	251	2.9	(.4)	741	745	(.5)
Professional services	127	121	115	5.0	10.4	346	298	16.1
Marketing and business development	102	149	99	(31.5)	3.0	328	265	23.8
Technology and communications	243	241	222	.8	9.5	717	657	9.1
Postage, printing and supplies	80	77	77	3.9	3.9	236	223	5.8
Other intangibles	45	44	42	2.3	7.1	134	128	4.7
Other	475	562	459	(15.5)	3.5	1,457	1,311	11.1

Total noninterest expense	$2,931	$2,992	$2,775	(2.0)	5.6	$8,672	$8,122	6.8

Noninterest Expense

Third quarter noninterest expense was $2,931 million, which was $156 million (5.6 percent) higher than the third quarter of 2015, primarily related to higher compensation expense, technology and communications expense and other noninterest expense. Compensation expense increased $104 million (8.5 percent) principally due to the impact of hiring decisions to support business growth and compliance programs, merit increases, and higher variable compensation. Professional services increased $12 million (10.4 percent) from a year ago primarily due to compliance programs. Technology and communications expense increased $21 million (9.5 percent) including the impact of capital investments and costs related to acquired card portfolios. Other noninterest expense increased $16 million (3.5 percent), reflecting the impact of the FDIC surcharge, which began in the third quarter 2016.

Noninterest expense decreased $61 million (2.0 percent) on a linked quarter basis. Excluding the second quarter 2016 notable items, noninterest expense increased $89 million (3.1 percent), driven by higher compensation and other noninterest expense. Second quarter 2016 notable items included $110 million in accruals related to legal and regulatory matters along with a $40 million charitable contribution. Compensation expense increased $52 million (4.1 percent) due to an additional business day in the current quarter compared with the previous quarter and increased staffing. Excluding the second quarter notable items, other noninterest expense increased $23 million (5.1 percent) due to seasonally higher costs related to investments in tax-advantaged projects and the impact of the FDIC surcharge, which began in the current

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

quarter, while marketing and business development decreased $7 million (6.4 percent) due to the timing of various marketing programs.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2016 resulted in a tax rate on a taxable-equivalent basis of 28.9 percent (effective tax rate of 27.2 percent), compared with 28.1 percent (effective tax rate of 26.2 percent) in the third quarter of 2015, and 27.9 percent (effective tax rate of 26.1 percent) in the second quarter of 2016, reflecting the favorable settlement of certain tax examination matters in the prior quarters.

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

ALLOWANCE FOR CREDIT LOSSES									Table 8
($ in millions)	3Q		2Q		1Q		4Q		3Q
	2016	% (b)	2016	% (b)	2016	% (b)	2015	% (b)	2015	% (b)

Balance, beginning of period	$4,329		$4,320		$4,306		$4,306		$4,326
Net charge-offs
Commercial	84	.38	74	.34	78	.37	58	.28	68	.34
Lease financing	3	.23	5	.38	5	.38	5	.38	3	.23

Total commercial	87	.37	79	.34	83	.37	63	.29	71	.33
Commercial mortgages	5	.06	(4)	(.05)	(2)	(.03)	2	.02	—	—
Construction and development	(4)	(.14)	4	.15	(3)	(.11)	(2)	(.08)	(11)	(.43)

Total commercial real estate	1	.01	—	—	(5)	(.05)	—	—	(11)	(.10)
Residential mortgages	12	.08	17	.12	19	.14	16	.12	25	.19
Credit card	161	3.11	170	3.39	164	3.26	166	3.50	153	3.38
Retail leasing	1	.07	2	.15	1	.08	1	.08	2	.14
Home equity and second mortgages	1	.02	(1)	(.02)	2	.05	6	.15	7	.17
Other	52	.68	50	.68	51	.69	53	.71	45	.65

Total other retail	54	.41	51	.40	54	.43	60	.47	54	.44

Total net charge-offs, excluding covered loans	315	.47	317	.49	315	.49	305	.48	292	.47
Covered loans	—	—	—	—	—	—	—	—	—	—

Total net charge-offs	315	.46	317	.48	315	.48	305	.47	292	.46
Provision for credit losses	325		327		330		305		282
Other changes (a)	(1)		(1)		(1)		—		(10)

Balance, end of period	$4,338		$4,329		$4,320		$4,306		$4,306

Components
Allowance for loan losses	$3,797		$3,806		$3,853		$3,863		$3,965
Liability for unfunded credit commitments	541		523		467		443		341

Total allowance for credit losses	$4,338		$4,329		$4,320		$4,306		$4,306

Gross charge-offs	$398		$407		$405		$381		$372
Gross recoveries	$83		$90		$90		$76		$80
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.61		1.62		1.65		1.67		1.71
Nonperforming loans, excluding covered loans	309		311		302		360		347
Nonperforming assets, excluding covered assets	264		263		255		288		280
Period-end loans	1.60		1.61		1.63		1.65		1.69
Nonperforming loans	310		312		303		361		347
Nonperforming assets	261		259		251		283		275

(a)    Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

Credit Quality

The Company’s provision for credit losses for the third quarter of 2016 was $325 million, which was relatively flat to the prior quarter and $43 million (15.2 percent) higher than the third quarter of 2015. Credit quality was relatively stable compared with the second quarter of 2016.

The provision for credit losses was $10 million higher than net charge-offs in the third quarter of 2016 and in the second quarter of 2016 and $10 million lower than net charge-offs in the third quarter of 2015. The reserve build for the third quarter of 2016 was driven by portfolio growth, partially offset by residential mortgage credit quality improvement. Total net charge-offs in the third quarter of 2016 were $315 million, compared with $317 million in the second quarter of 2016, and $292 million in the third quarter of 2015. Net charge-offs were relatively flat to the second quarter of 2016 mainly due to a modest increase in commercial loan net charge-offs, offset by seasonal declines in credit card net charge-offs. Net charge-offs increased $23 million (7.9 percent) compared with the third quarter of 2015 primarily due to higher commercial loan net charge-offs, partially offset by lower charge-offs related to residential mortgages. The net charge-off ratio was 0.46 percent in the third quarter of 2016, compared with 0.48 percent in the second quarter of 2016 and 0.46 percent in the third quarter of 2015.

The allowance for credit losses was $4,338 million at September 30, 2016, compared with $4,329 million at June 30, 2016, and $4,306 million at September 30, 2015. The ratio of the allowance for credit losses to period-end loans was 1.60 percent at September 30, 2016, compared with 1.61 percent at June 30, 2016, and 1.69 percent at September 30, 2015. The ratio of the allowance for credit losses to nonperforming loans was 310 percent at September 30, 2016, compared with 312 percent at June 30, 2016, and 347 percent at September 30, 2015.

Nonperforming assets were $1,664 million at September 30, 2016, compared with $1,672 million at June 30, 2016, and $1,567 million at September 30, 2015. The ratio of nonperforming assets to loans and other real estate was 0.61 percent at September 30, 2016, compared with 0.62 percent at June 30, 2016, and 0.61 percent at September 30, 2015. The $97 million (6.2 percent) increase in nonperforming assets on a year-over-year basis was driven by commercial loans within the energy portfolio, partially offset by improvements in the Company’s residential and commercial real estate portfolios. The decrease in nonperforming assets on a linked quarter basis of $8 million was driven by improvements in residential mortgages and other real estate. Accruing loans 90 days or more past due were $748 million ($518 million excluding covered loans) at September 30, 2016, compared with $724 million ($478 million excluding

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

covered loans) at June 30, 2016, and $825 million ($510 million excluding covered loans) at September 30, 2015.

Commercial loans to customers in the energy sector were approximately $2.7 billion ($11.1 billion of commitments) at September 30, 2016, compared with $3.0 billion ($11.3 billion of commitments) at June 30, 2016. During the third quarter 2016, criticized commitments within the energy portfolio decreased by $427 million while nonperforming loans in the energy portfolio increased $37 million, primarily due to a single account. Energy portfolio loans represented 1.0 percent of the Company’s total loans outstanding at September 30, 2016, compared with 1.1 percent at June 30, 2016. At September 30, 2016, the Company had credit reserves of 8.9 percent of total outstanding energy loan balances, compared with 8.8 percent of total outstanding energy loan balances at June 30, 2016.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9
(Percent)
	Sep 30 2016	Jun 30 2016	Mar 31 2016	Dec 31 2015	Sep 30 2015

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.05	.05	.05	.05	.05
Commercial real estate	.02	.03	.04	.03	.05
Residential mortgages	.28	.27	.31	.33	.33
Credit card	1.11	.98	1.10	1.09	1.10
Other retail	.14	.13	.15	.15	.14
Total loans, excluding covered loans	.19	.18	.20	.21	.20
Covered loans	5.72	5.81	6.23	6.31	6.57
Total loans	.28	.27	.30	.32	.32

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.61	.58	.57	.25	.25
Commercial real estate	.26	.27	.28	.33	.39
Residential mortgages	1.37	1.39	1.54	1.66	1.73
Credit card	1.13	1.00	1.14	1.13	1.16
Other retail	.42	.43	.45	.46	.47
Total loans, excluding covered loans	.72	.70	.75	.67	.70
Covered loans	5.89	5.98	6.39	6.48	6.80
Total loans	.79	.79	.84	.78	.81

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

ASSET QUALITY					Table 10
($ in millions)
	Sep 30 2016	Jun 30 2016	Mar 31 2016	Dec 31 2015	Sep 30 2015

Nonperforming loans
Commercial	$477	$450	$457	$160	$157
Lease financing	40	39	16	14	12

Total commercial	517	489	473	174	169

Commercial mortgages	98	91	94	92	105
Construction and development	7	12	10	35	39

Total commercial real estate	105	103	104	127	144

Residential mortgages	614	628	677	712	735
Credit card	4	5	7	9	12
Other retail	153	157	157	162	171

Total nonperforming loans, excluding covered loans	1,393	1,382	1,418	1,184	1,231

Covered loans	7	7	7	8	11

Total nonperforming loans	1,400	1,389	1,425	1,192	1,242

Other real estate (a)	213	229	242	280	276
Covered other real estate (a)	28	34	33	32	31
Other nonperforming assets	23	20	19	19	18

Total nonperforming assets (b)	$1,664	$1,672	$1,719	$1,523	$1,567

Total nonperforming assets, excluding covered assets	$1,629	$1,631	$1,679	$1,483	$1,525

Accruing loans 90 days or more past due, excluding covered loans	$518	$478	$528	$541	$510

Accruing loans 90 days or more past due	$748	$724	$804	$831	$825

Performing restructured loans, excluding GNMA and covered loans	$2,672	$2,676	$2,735	$2,766	$2,746

Performing restructured GNMA and covered loans	$1,375	$1,602	$1,851	$1,944	$2,031

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.61	.62	.64	.58	.61

Nonperforming assets to loans plus ORE (%)	.61	.62	.65	.58	.61

(a) Includes equity investments in entities whose principal assets are other real estate owned.
(b) Does not include accruing loans 90 days or more past due.

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

COMMON SHARES					Table 11
(Millions)	3Q 2016	2Q 2016	1Q 2016	4Q 2015	3Q 2015

Beginning shares outstanding	1,719	1,732	1,745	1,754	1,767
Shares issued for stock incentive plans, acquisitions and other corporate purposes	2	2	3	1	3
Shares repurchased	(16)	(15)	(16)	(10)	(16)

Ending shares outstanding	1,705	1,719	1,732	1,745	1,754

CAPITAL POSITION					Table 12
($ in millions)	Sep 30 2016	Jun 30 2016	Mar 31 2016	Dec 31 2015	Sep 30 2015

Total U.S. Bancorp shareholders’ equity	$47,759	$47,390	$46,755	$46,131	$45,075

Standardized Approach

Basel III transitional standardized approach
Common equity tier 1 capital	$33,827	$33,444	$32,827	$32,612	$32,124
Tier 1 capital	39,531	39,148	38,532	38,431	37,197
Total risk-based capital	47,452	47,049	45,412	45,313	44,015

Common equity tier 1 capital ratio	9.5%	9.5%	9.5%	9.6%	9.6%
Tier 1 capital ratio	11.1	11.1	11.1	11.3	11.1
Total risk-based capital ratio	13.3	13.4	13.1	13.3	13.1
Leverage ratio	9.2	9.3	9.3	9.5	9.3

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach	9.3	9.3	9.2	9.1	9.2

Advanced Approaches

Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.4	12.3	12.3	12.5	13.0

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches	12.1	12.0	11.9	11.9	12.4

Tangible common equity to tangible assets	7.5	7.6	7.7	7.6	7.7
Tangible common equity to risk-weighted assets	9.3	9.3	9.3	9.2	9.3

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the following four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

Capital Management

Total U.S. Bancorp shareholders’ equity was $47.8 billion at September 30, 2016, compared with $47.4 billion at June 30, 2016, and $45.1 billion at September 30, 2015. During the third quarter, the Company returned 79 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented standardized approach was 9.3 percent at September 30, 2016, compared with 9.3 percent at June 30, 2016, and 9.2 percent at September 30, 2015. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented advanced approaches method was 12.1 percent at September 30, 2016, compared with 12.0 percent at June 30, 2016, and 12.4 percent at September 30, 2015.

On Wednesday, October 19, 2016, at 8:00 a.m. CDT, Richard K. Davis, chairman and chief executive officer, and Terry Dolan, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 65198440. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CDT on Wednesday, October 19 and be accessible through Wednesday, October 26 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 65198440.

Minneapolis-based U.S. Bancorp (NYSE: USB), with $454 billion in assets as of September 30, 2016, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,114 banking offices in 25 states and 4,875 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions (which could result, in part, from the United Kingdom’s withdrawal from the European Union); changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

(MORE)

U.S. Bancorp Reports Third Quarter 2016 Results

October 19, 2016

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

●	Tangible common equity to tangible assets,
●	Tangible common equity to risk-weighted assets,
●	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and
●	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These capital measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

###

(MORE)

U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2016	2015	2016	2015
Interest Income
Loans	$2,731	$2,520	$8,039	$7,476
Loans held for sale	43	60	110	166
Investment securities	515	502	1,555	1,502
Other interest income	31	35	89	102
Total interest income	3,320	3,117	9,793	9,246
Interest Expense
Deposits	161	113	452	344
Short-term borrowings	70	66	201	189
Long-term debt	196	170	567	531
Total interest expense	427	349	1,220	1,064
Net interest income	2,893	2,768	8,573	8,182
Provision for credit losses	325	282	982	827
Net interest income after provision for credit losses	2,568	2,486	7,591	7,355
Noninterest Income
Credit and debit card revenue	299	269	861	776
Corporate payment products revenue	190	190	541	538
Merchant processing services	412	400	1,188	1,154
ATM processing services	87	81	251	239
Trust and investment management fees	362	329	1,059	985
Deposit service charges	192	185	539	520
Treasury management fees	147	143	436	422
Commercial products revenue	219	231	654	645
Mortgage banking revenue	314	224	739	695
Investment products fees	41	46	120	141
Securities gains (losses), net	10	(1)	16	(1)
Other	172	229	742	638
Total noninterest income	2,445	2,326	7,146	6,752
Noninterest Expense
Compensation	1,329	1,225	3,855	3,600
Employee benefits	280	285	858	895
Net occupancy and equipment	250	251	741	745
Professional services	127	115	346	298
Marketing and business development	102	99	328	265
Technology and communications	243	222	717	657
Postage, printing and supplies	80	77	236	223
Other intangibles	45	42	134	128
Other	475	459	1,457	1,311
Total noninterest expense	2,931	2,775	8,672	8,122
Income before income taxes	2,082	2,037	6,065	5,985
Applicable income taxes	566	534	1,612	1,541
Net income	1,516	1,503	4,453	4,444
Net (income) loss attributable to noncontrolling interests	(14)	(14)	(43)	(41)
Net income attributable to U.S. Bancorp	$1,502	$1,489	$4,410	$4,403
Net income applicable to U.S. Bancorp common shareholders	$1,434	$1,422	$4,198	$4,204
Earnings per common share	$.84	$.81	$2.44	$2.38
Diluted earnings per common share	$.84	$.81	$2.43	$2.36
Dividends declared per common share	$.280	$.255	$.790	$.755
Average common shares outstanding	1,710	1,758	1,724	1,770
Average diluted common shares outstanding	1,716	1,766	1,730	1,778

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	September 30, 2016	December 31, 2015	September 30, 2015
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$23,664	$11,147	$10,450
Investment securities
Held-to-maturity	42,873	43,590	44,690
Available-for-sale	67,155	61,997	60,396
Loans held for sale	5,575	3,184	4,472
Loans
Commercial	93,201	88,402	85,539
Commercial real estate	43,468	42,137	42,478
Residential mortgages	56,229	53,496	52,349
Credit card	20,706	21,012	18,583
Other retail	53,664	51,206	51,051

Total loans, excluding covered loans	267,268	256,253	250,000
Covered loans	4,021	4,596	4,791

Total loans	271,289	260,849	254,791
Less allowance for loan losses	(3,797)	(3,863)	(3,965)

Net loans	267,492	256,986	250,826
Premises and equipment	2,449	2,513	2,515
Goodwill	9,357	9,361	9,368
Other intangible assets	2,887	3,350	3,176
Other assets	32,682	29,725	30,050

Total assets	$454,134	$421,853	$415,943

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$89,101	$83,766	$83,549
Interest-bearing	245,494	216,634	211,715

Total deposits	334,595	300,400	295,264
Short-term borrowings	15,695	27,877	26,915
Long-term debt	37,978	32,078	32,504
Other liabilities	17,467	14,681	15,493

Total liabilities	405,735	375,036	370,176
Shareholders’ equity
Preferred stock	5,501	5,501	4,756
Common stock	21	21	21
Capital surplus	8,429	8,376	8,362
Retained earnings	49,231	46,377	45,413
Less treasury stock	(14,844)	(13,125)	(12,756)
Accumulated other comprehensive income (loss)	(579)	(1,019)	(721)

Total U.S. Bancorp shareholders’ equity	47,759	46,131	45,075
Noncontrolling interests	640	686	692

Total equity	48,399	46,817	45,767

Total liabilities and equity	$454,134	$421,853	$415,943

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Total equity	$48,399	$48,029	$47,393	$46,817	$45,767
Preferred stock	(5,501)	(5,501)	(5,501)	(5,501)	(4,756)
Noncontrolling interests	(640)	(639)	(638)	(686)	(692)
Goodwill (net of deferred tax liability) (1)	(8,239)	(8,246)	(8,270)	(8,295)	(8,324)
Intangible assets, other than mortgage servicing rights	(756)	(796)	(820)	(838)	(779)
Tangible common equity (a)	33,263	32,847	32,164	31,497	31,216

Tangible common equity (as calculated above)	33,263	32,847	32,164	31,497	31,216
Adjustments (2)	97	133	99	67	118
Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	33,360	32,980	32,263	31,564	31,334

Total assets	454,134	438,463	428,638	421,853	415,943
Goodwill (net of deferred tax liability) (1)	(8,239)	(8,246)	(8,270)	(8,295)	(8,324)
Intangible assets, other than mortgage servicing rights	(756)	(796)	(820)	(838)	(779)
Tangible assets (c)	445,139	429,421	419,548	412,720	406,840

Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements (d)	356,733 *	351,462	346,227	341,360	336,227
Adjustments (3)	3,165 *	3,079	3,485	3,892	3,532
Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	359,898 *	354,541	349,712	345,252	339,759

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	272,832 *	271,495	267,309	261,668	248,048
Adjustments (4)	3,372 *	3,283	3,707	4,099	3,723
Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	276,204 *	274,778	271,016	265,767	251,771

Ratios *
Tangible common equity to tangible assets (a)/(c)	7.5%	7.6%	7.7%	7.6%	7.7%
Tangible common equity to risk-weighted assets (a)/(d)	9.3	9.3	9.3	9.2	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(e)	9.3	9.3	9.2	9.1	9.2
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(f)	12.1	12.0	11.9	11.9	12.4
	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net interest income	$2,893	$2,845	$2,768	$8,573	$8,182
Taxable-equivalent adjustment (5)	50	51	53	154	161
Net interest income, on a taxable-equivalent basis	$2,943	$2,896	$2,821	$8,727	$8,343

      *  Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

    (1) Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.

    (2) Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.

    (3) Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.

    (4) Primarily reflects higher risk-weighting for mortgage servicing rights.

    (5) Utilizes a tax rate of 35 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

Supplemental Business Line Schedules

3Q 2016

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)
	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			3Q 2016

Business Line	3Q 2016	2Q 2016	3Q 2015	3Q16 vs 2Q16	3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change	Earnings Composition
Wholesale Banking and Commercial Real Estate	$230	$237	$205	(3.0)	12.2	$587	$665	(11.7)	15%
Consumer and Small Business Banking	373	337	312	10.7	19.6	1,069	969	10.3	25
Wealth Management and Securities Services	95	100	60	(5.0)	58.3	274	175	56.6	6
Payment Services	331	328	322	.9	2.8	951	841	13.1	22
Treasury and Corporate Support	473	520	590	(9.0)	(19.8)	1,529	1,753	(12.8)	32

Consolidated Company	$1,502	$1,522	$1,489	(1.3)	.9	$4,410	$4,403	.2	100%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2016, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

WHOLESALE BANKING AND COMMERCIAL REAL ESTATE (a)
($ in millions)				Percent Change

	3Q 2016	2Q 2016	3Q 2015	3Q16 vs 2Q16	3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change

Condensed Income Statement
Net interest income (taxable-equivalent basis)	$563	$546	$507	3.1	11.0	$1,638	$1,495	9.6
Noninterest income	220	250	225	(12.0)	(2.2)	676	670	.9
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	783	796	732	(1.6)	7.0	2,314	2,165	6.9
Noninterest expense	348	355	329	(2.0)	5.8	1,047	986	6.2
Other intangibles	1	1	1	—	—	3	3	—

Total noninterest expense	349	356	330	(2.0)	5.8	1,050	989	6.2

Income before provision and taxes	434	440	402	(1.4)	8.0	1,264	1,176	7.5
Provision for credit losses	73	68	80	7.4	(8.8)	342	130	nm

Income before income taxes	361	372	322	(3.0)	12.1	922	1,046	(11.9)
Income taxes and taxable-equivalent adjustment	131	135	117	(3.0)	12.0	335	381	(12.1)

Net income	230	237	205	(3.0)	12.2	587	665	(11.7)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$230	$237	$205	(3.0)	12.2	$587	$665	(11.7)

Average Balance Sheet Data
Loans	$92,299	$92,099	$85,581	.2	7.8	$91,520	$84,358	8.5
Other earning assets	2,500	2,232	2,247	12.0	11.3	2,324	2,316	.3
Goodwill	1,647	1,647	1,647	—	—	1,647	1,647	—
Other intangible assets	16	17	20	(5.9)	(20.0)	17	21	(19.0)
Assets	100,871	100,481	93,681	.4	7.7	99,937	92,805	7.7
Noninterest-bearing deposits	36,624	36,177	36,929	1.2	(.8)	36,498	35,742	2.1
Interest-bearing deposits	67,406	61,412	50,210	9.8	34.2	61,230	50,224	21.9

Total deposits	104,030	97,589	87,139	6.6	19.4	97,728	85,966	13.7
Total U.S. Bancorp shareholders’ equity	8,997	8,966	8,497	.3	5.9	8,927	8,261	8.1

(a) preliminary data

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $230 million of the Company’s net income in the third quarter of 2016, compared with $205 million in the third quarter of 2015. Wholesale Banking and Commercial Real Estate’s net income increased $25 million (12.2 percent) from the same quarter of 2015 primarily due to an increase in net interest income partially offset by an increase in noninterest expense. Total net revenue increased $51 million (7.0 percent) primarily due to a $56 million (11.0 percent) increase in net interest income, partially offset by a $5 million (2.2 percent) decrease in total

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

noninterest income. Net interest income increased year-over-year primarily due to higher average loan and deposit balances, partially offset by lower rates on loans. The decrease in total noninterest income reflected a large syndication transaction in the prior year and higher loan-related charges, partially offset by higher foreign currency customer activity and capital markets volume. Total noninterest expense was $19 million (5.8 percent) higher compared with a year ago primarily due to an increase in variable costs allocated to manage the business, including the impact of the FDIC surcharge. The provision for credit losses decreased $7 million (8.8 percent) primarily due to a favorable change in the reserve allocation, partially offset by an increase in net charge-offs.

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

CONSUMER AND SMALL BUSINESS BANKING (a)
($ in millions)				Percent Change

	3Q 2016	2Q 2016	3Q 2015	3Q16 vs 2Q16	3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change

Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,203	$1,170	$1,150	2.8	4.6	$3,532	$3,410	3.6
Noninterest income	712	637	629	11.8	13.2	1,900	1,877	1.2
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,915	1,807	1,779	6.0	7.6	5,432	5,287	2.7
Noninterest expense	1,275	1,225	1,247	4.1	2.2	3,704	3,616	2.4
Other intangibles	8	8	10	—	(20.0)	24	30	(20.0)

Total noninterest expense	1,283	1,233	1,257	4.1	2.1	3,728	3,646	2.2

Income before provision and taxes	632	574	522	10.1	21.1	1,704	1,641	3.8
Provision for credit losses	45	44	31	2.3	45.2	22	118	(81.4)

Income before income taxes	587	530	491	10.8	19.6	1,682	1,523	10.4
Income taxes and taxable-equivalent adjustment	214	193	179	10.9	19.6	613	554	10.6

Net income	373	337	312	10.7	19.6	1,069	969	10.3
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$373	$337	$312	10.7	19.6	$1,069	$969	10.3

Average Balance Sheet Data
Loans	$137,671	$135,643	$129,341	1.5	6.4	$135,664	$128,726	5.4
Other earning assets	5,257	4,347	7,625	20.9	(31.1)	4,444	7,145	(37.8)
Goodwill	3,681	3,681	3,681	—	—	3,681	3,681	—
Other intangible assets	2,270	2,399	2,661	(5.4)	(14.7)	2,393	2,573	(7.0)
Assets	153,496	150,586	147,273	1.9	4.2	150,704	146,200	3.1
Noninterest-bearing deposits	28,380	26,964	26,514	5.3	7.0	27,111	25,539	6.2
Interest-bearing deposits	115,884	115,054	109,605	.7	5.7	114,624	109,183	5.0

Total deposits	144,264	142,018	136,119	1.6	6.0	141,735	134,722	5.2
Total U.S. Bancorp shareholders’ equity	11,312	11,082	10,629	2.1	6.4	11,138	10,944	1.8

(a) preliminary data

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking. Consumer and Small Business Banking contributed $373 million of the Company’s net income in the third quarter of 2016, compared with $312 million in the third quarter of 2015. Consumer and Small Business Banking’s net income increased $61 million (19.6 percent) from the same quarter of 2015 due to an increase in total net revenue, partially offset by an increase in noninterest expense and an increase in the provision for credit losses. Total net revenue increased $136 million (7.6 percent) due to higher noninterest income and net interest income. Noninterest income was $83 million (13.2 percent) higher, driven by higher mortgage banking revenue, reflecting the impact of higher origination and

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

sales revenue in part due to refinancing activities in the marketplace. Net interest income was $53 million (4.6 percent) higher, primarily due to higher average loan and deposit balances, partially offset by lower loan rates. Total noninterest expense in the third quarter of 2016 increased $26 million (2.1 percent) over the same quarter of the prior year, primarily due to higher net shared services expense and higher compensation expense, reflecting the impact of merit increases and increased staffing, partially offset by the impact of a prior year legal matter. The provision for credit losses increased $14 million (45.2 percent) primarily due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

WEALTH MANAGEMENT AND SECURITIES SERVICES (a)
($ in millions)
				Percent Change

	3Q 2016	2Q 2016	3Q 2015	3Q16 vs 2Q16	3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change

Condensed Income Statement
Net interest income (taxable-equivalent basis)	$135	$122	$90	10.7	50.0	$374	$252	48.4
Noninterest income	403	401	368	.5	9.5	1,183	1,100	7.5
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	538	523	458	2.9	17.5	1,557	1,352	15.2
Noninterest expense	383	359	355	6.7	7.9	1,110	1,056	5.1
Other intangibles	6	6	7	—	(14.3)	18	21	(14.3)

Total noninterest expense	389	365	362	6.6	7.5	1,128	1,077	4.7

Income before provision and taxes	149	158	96	(5.7)	55.2	429	275	56.0
Provision for credit losses	(1)	1	1	nm	nm	(2)	—	nm

Income before income taxes	150	157	95	(4.5)	57.9	431	275	56.7
Income taxes and taxable-equivalent adjustment	55	57	35	(3.5)	57.1	157	100	57.0

Net income	95	100	60	(5.0)	58.3	274	175	56.6
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$95	$100	$60	(5.0)	58.3	$274	$175	56.6

Average Balance Sheet Data
Loans	$7,297	$7,051	$6,214	3.5	17.4	$7,132	$6,086	17.2
Other earning assets	142	138	203	2.9	(30.0)	139	210	(33.8)
Goodwill	1,567	1,568	1,567	(.1)	—	1,566	1,567	(.1)
Other intangible assets	99	104	123	(4.8)	(19.5)	104	130	(20.0)
Assets	10,382	10,076	9,117	3.0	13.9	10,249	9,143	12.1
Noninterest-bearing deposits	13,825	13,089	14,922	5.6	(7.4)	13,270	13,776	(3.7)
Interest-bearing deposits	51,705	48,439	46,705	6.7	10.7	48,586	44,932	8.1

Total deposits	65,530	61,528	61,627	6.5	6.3	61,856	58,708	5.4
Total U.S. Bancorp shareholders’ equity	2,378	2,385	2,308	(.3)	3.0	2,379	2,306	3.2

(a) preliminary data

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $95 million of the Company’s net income in the third quarter of 2016, compared with $60 million in the third quarter of 2015. The business line’s contribution was $35 million (58.3 percent) higher than the same quarter of 2015, reflecting an increase in total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased $80 million (17.5 percent) year-over-year driven by an increase in net interest income of $45 million (50.0 percent), principally due to the impact of higher rates on the margin benefit from

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

deposits, along with a $35 million (9.5 percent) increase in total noninterest income, reflecting the impact of lower money market fee waivers, growth in assets under management and improved market conditions. Total noninterest expense increased $27 million (7.5 percent) primarily as a result of higher compensation, reflecting the impact of merit increases and higher staffing. The provision for credit losses was relatively flat compared with the prior year quarter.

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

PAYMENT SERVICES (a)
($ in millions)
				Percent Change

	3Q 2016	2Q 2016	3Q 2015	3Q16 vs 2Q16	3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change

Condensed Income Statement
Net interest income (taxable-equivalent basis)	$538	$513	$484	4.9	11.2	$1,578	$1,410	11.9
Noninterest income	912	923	874	(1.2)	4.3	2,651	2,501	6.0
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,450	1,436	1,358	1.0	6.8	4,229	3,911	8.1
Noninterest expense	679	664	635	2.3	6.9	1,991	1,892	5.2
Other intangibles	30	29	24	3.4	25.0	89	74	20.3

Total noninterest expense	709	693	659	2.3	7.6	2,080	1,966	5.8

Income before provision and taxes	741	743	699	(.3)	6.0	2,149	1,945	10.5
Provision for credit losses	208	215	180	(3.3)	15.6	615	585	5.1

Income before income taxes	533	528	519	.9	2.7	1,534	1,360	12.8
Income taxes and taxable-equivalent adjustment	194	192	189	1.0	2.6	558	495	12.7

Net income	339	336	330	.9	2.7	976	865	12.8
Net (income) loss attributable to noncontrolling interests	(8)	(8)	(8)	—	—	(25)	(24)	(4.2)

Net income attributable to U.S. Bancorp	$331	$328	$322	.9	2.8	$951	$841	13.1

Average Balance Sheet Data
Loans	$28,909	$28,193	$25,769	2.5	12.2	$28,309	$25,374	11.6
Other earning assets	267	275	402	(2.9)	(33.6)	381	353	7.9
Goodwill	2,463	2,472	2,476	(.4)	(.5)	2,467	2,477	(.4)
Other intangible assets	494	506	381	(2.4)	29.7	503	403	24.8
Assets	34,733	33,997	31,585	2.2	10.0	34,245	31,364	9.2
Noninterest-bearing deposits	954	925	851	3.1	12.1	947	875	8.2
Interest-bearing deposits	98	97	710	1.0	(86.2)	97	692	(86.0)

Total deposits	1,052	1,022	1,561	2.9	(32.6)	1,044	1,567	(33.4)
Total U.S. Bancorp shareholders’ equity	6,386	6,376	5,829	.2	9.6	6,362	5,809	9.5

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $331 million of the Company’s net income in the third quarter of 2016, compared with $322 million in the third quarter of 2015. The $9 million (2.8 percent) increase in the business line’s contribution over the prior year was primarily due to an increase in total net revenue. Total net revenue increased $92 million (6.8 percent) year-over-year. Net interest income increased $54 million (11.2 percent), primarily due to higher average loan balances and fees. Total noninterest income was $38 million (4.3 percent) higher year-over-year due to an increase in credit and debit card revenue on higher transaction volumes and an increase in merchant processing services as a result of an increase in product fees and higher volumes. Total noninterest expense increased $50 million (7.6 percent) over the third quarter of

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

2015, reflecting higher compensation expense and net shared services expense, along with increased technology and communications expense, which was impacted by card portfolio acquisitions. The provision for credit losses increased $28 million (15.6 percent) primarily due to an unfavorable change in the reserve allocation and higher net charge-offs.

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change

	3Q 2016	2Q 2016	3Q 2015	3Q16 vs 2Q16	3Q16 vs 3Q15	YTD 2016	YTD 2015	Percent Change

Condensed Income Statement
Net interest income (taxable-equivalent basis)	$504	$545	$590	(7.5)	(14.6)	$1,605	$1,776	(9.6)
Noninterest income	188	338	231	(44.4)	(18.6)	720	605	19.0
Securities gains (losses), net	10	3	(1)	nm	nm	16	(1)	nm

Total net revenue	702	886	820	(20.8)	(14.4)	2,341	2,380	(1.6)
Noninterest expense	201	345	167	(41.7)	20.4	686	444	54.5
Other intangibles	—	—	—	—	—	—	—	—

Total noninterest expense	201	345	167	(41.7)	20.4	686	444	54.5

Income before provision and taxes	501	541	653	(7.4)	(23.3)	1,655	1,936	(14.5)
Provision for credit losses	—	(1)	(10)	nm	nm	5	(6)	nm

Income before income taxes	501	542	663	(7.6)	(24.4)	1,650	1,942	(15.0)
Income taxes and taxable-equivalent adjustment	22	16	67	37.5	(67.2)	103	172	(40.1)

Net income	479	526	596	(8.9)	(19.6)	1,547	1,770	(12.6)
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(6)	—	—	(18)	(17)	(5.9)

Net income attributable to U.S. Bancorp	$473	$520	$590	(9.0)	(19.8)	$1,529	$1,753	(12.8)

Average Balance Sheet Data
Loans	$3,461	$3,596	$3,631	(3.8)	(4.7)	$3,554	$3,814	(6.8)
Other earning assets	115,980	111,794	108,252	3.7	7.1	112,349	107,161	4.8
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	—	—	—	—	—	—	—	—
Assets	138,381	133,610	128,783	3.6	7.5	134,286	127,245	5.5
Noninterest-bearing deposits	2,238	2,016	1,724	11.0	29.8	2,102	1,691	24.3
Interest-bearing deposits	1,434	3,213	1,522	(55.4)	(5.8)	2,847	2,019	41.0

Total deposits	3,672	5,229	3,246	(29.8)	13.1	4,949	3,710	33.4
Total U.S. Bancorp shareholders’ equity	18,718	18,375	17,604	1.9	6.3	18,434	17,169	7.4

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $473 million in the third quarter of 2016, compared with $590 million in the third quarter of 2015. The decrease in net income of $117 million (19.8 percent) from the prior year was primarily due to a decrease in total net revenue and an increase in total noninterest expense. Net interest income decreased $86 million (14.6 percent) from the third quarter of 2015 principally due to the impact of higher rates credited to the business lines on deposits and the issuance of long-term debt, partially offset by growth in the investment

U.S. Bancorp Third Quarter 2016 Business Line Results

October 19, 2016

portfolio. Total noninterest income decreased $32 million (13.9 percent) from the third quarter of last year, mainly due to higher equity investment income in the prior year quarter. Total noninterest expense increased $34 million (20.4 percent) principally due to higher compensation expense, reflecting the impact of merit increases and higher variable compensation along with increased staffing and higher costs related to investments in tax-advantaged projects, partially offset by lower net shared services expenses. The provision for credit losses was $10 million higher year-over-year primarily due to an unfavorable change in the reserve allocation and higher net charge-offs.